Exhibit 23.4

January 2, 2026

INLIF Limited

No. 88, Hongsi Road, Yangxi New Area

Honglai Town, Nan’an City, Quanzhou

The People’s Republic of China

Consent Letter on INLIF Limited – Form F-3

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to INLIF Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing on Form F-3 to register up to $300,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)
Beijing Dacheng Law Offices, LLP (Fuzhou)